Contacts:

Ramina Fakhrutdinova (KZ)	Al Palombo (US)
Public Relations	Global Communications Chief
Freedom Finance JSC	Freedom US Markets
+7 777 377 8868	+1 212-980-4400, Ext. 1013
pr@ffin.kz	apalombo@freedomusmkts.com

FREEDOM HOLDING CORP. REPORTS THIRD QUARTER FISCAL YEAR 2024 FINANCIAL RESULTS

With $419 Million in Reported Revenue, Company Remains on Pace for a Record Year

ALMATY KAZAKHSTAN, FEBRUARY 12, 2024 – Freedom Holding Corp. (NASDAQ: FRHC) (the "Company"), a diversified financial services holding company with operations in the Central Asia and Eastern Europe, Europe Excluding Eastern Europe, the United States, and the Middle East/Causaus, today announced the financial results for their third quarter and nine months ended December 31, 2023, of fiscal 2024. Highlights include the following:
1.$419 million in revenue
2.Net income of $96 million, or $1.63 earnings per share, diluted
3.Operating expenses of $307 million
4. 177% increase in insurance underwriting premiums to approximately $79 million
5.New branch offices now include Italy, The Netherlands, Austria, and Bulgaria

Third Quarter Financial Highlights:
The Company recognized revenue of approximately $419 million for the third quarter of fiscal 2024, compared to $214 million in the third quarter of fiscal 2023, a 96% increase. The Company's operating expense was approximately $307 million in the third quarter of fiscal 2024 compared to $163 million for the same period last year, an increase of approximately 89%.

Net income was approximately $96 million for the third quarter of fiscal 2024 compared to $62.4 million for the same period in fiscal 2023, a 54% increase, providing for basic and diluted earnings per share of $1.65 and $1.63, respectively. This compares to $1.06 and $1.05 for the same period last year. Weighted average common shares outstanding used to compute diluted earnings per share for the three-month periods ended December 31, 2023, and 2022 were 59.3 million basic and 59.5 million, respectively.

Nine Months Year to Date Financial Highlights:

For the nine months ending December 31, 2023, the Company's revenue totaled approximately $1.2 billion compared to $567 million for the prior year period, an increase of 107%. The Company's operating expense was $840 million for the period as compared to $401 million in the prior year period.

Net income was approximately $279 million for the first nine months of fiscal 2024, compared to $149 million for the same period in 2023, providing for basic and diluted earnings per share of $4.79 and $4.73, respectively. This compares to $2.54 and $2.50 for the same period last fiscal year. Weighted average common shares outstanding used to compute diluted earnings per share for the nine-month periods ended December 31, 2023, and 2022 were 59.3 million and 59.5 million, respectively.

Balance Sheet Highlights:

Total assets were $7.5 billion on December 31, 2023, as compared to $5.1 billion on the March 31, 2023, fiscal year-end. Net working capital increased to $1.0 billion for the period ended December 31, 2023, up from $771 million on March 31, 2023.

Brokerage Customer Information:

Total brokerage customer count for the Company increased to approximately 458,000 at December 31, 2023, as compared to approximately 370,000 customers at the fiscal year ended March 31, 2023. Approximately 56% of these customers carried positive cash or asset account balances.

"Our Central Asia and Eastern European business lead the way for growth…"

Commenting on the quarterly results, Timur Turlov, the Company's founder and chief executive officer, stated, "Our fiscal year 2024 has been excellent thus far, highlighted by the planned diversification of our revenue streams and the healthy expansion of almost all business lines in each of our regions. Central Asian operations (Kazakhstan, Uzbekistan, and Kyrgyzstan) accounted for approximately 86% of our revenue for the quarter, totaling $361 million, a 137% increase over the same period last year."

"Our Central Asia and Eastern European business lead the way for growth for our enterprise, which includes our Freedom Finance Bank, Freedom Finance Global, Freedom Finance JSC, and our insurance divisions: Freedom Life and Freedom Insurance," Turlov remarked, "contributing approximately $361 million in total revenue from these divisions." He further highlighted that, "Our Europe, Excluding Eastern Europe business line reported $39.5 million in revenue during the reporting period, and we are pleased to have announced the opening of a number of branch offices including Italy, Netherlands, Austria and Bulgaria."

"Our operating expenses grew in line with our strategic expansion…"

In the third quarter of fiscal 2024, Freedom Holding Corp. reported $307 million in expenditures, an 88% increase over the same period last year. "Our operating expenses grew in line with our strategic expansion plans for this year, which we fully expected," stated Turlov. "This also coincided with increased interest expenses of approximately $131 million as the amount of short-term financing through repurchase agreements and percentage costs on clients' deposits have grown as well."

"Highlighted by $96 million in net income, this was another great quarter for Freedom overall and despite market challenges, our growth story continues, driven by our strategy to diversify our revenue streams. Our aim of building out a digital fintech ecosystem where our customers can access a broad array of financial and ancillary services in a one-stop-shopping fashion continues to bear fruit, particularly in our Central Asian markets, where our cross-selling capabilities continue to expand," stated Turlov. "Of course, none of this could have happened without the support of our group of highly trained professionals and service partners who work to meet the diversified financial needs of our customer base every day. In doing so together, we continue to build credibility and earn the trust of all stakeholders in the Freedom universe, and we look forward to what the future will bring for our organization," Turlov concluded.

Additional select third quarter fiscal 2024 highlights:

Similar to the preceding quarter ended September 30, 2023, interest income was the key driver of Freedom Holding Corp.'s performance, reaching $226 million, an 182% year-over-year increase, largely due to the expansion of the Company's securities portfolio, an increase in the amount of bonds held as a percentage of total trading securities, an increase in margin loans and an increase in issued retail banking loans.

The Company realized a net loss from securities trading of approximately $5.1 million for the third quarter of fiscal 2024, compared to a gain of $25.5 million in the third quarter of fiscal 2023 due primarily to the decline in the value of Kazakhstan Development Fund bonds. The Company also realized a 177% increase in insurance underwriting income to approximately $79 million during the quarter as compared to $28.6 million for the same period of the previous fiscal year.

Fee and commission income rose by 49% to approximately $120 million as compared to the same quarter last year thanks to the overall general growth of the Company’s operations between the comparable quarters and the migration of clients from our Belize affiliate to brokerage accounts at companies within our group. This revenue line was positively impacted by an increase in fee and commission income from payment processing at Paybox and its subsidiaries, which were acquired in the fourth quarter of fiscal 2023.

About Freedom Holding Corp.

Freedom Holding Corp., a Nevada corporation, is a diversified financial services holding company conducting retail securities brokerage, investment research, investment counseling, securities trading, investment banking and underwriting services, mortgages, insurance, and consumer banking through its subsidiaries, operating under the name Freedom Finance in Europe and Central Asia, and Freedom Capital Markets in the United States. Through its subsidiaries, Freedom Holding Corp. employs more than 5,000 people and is a professional participant in the Kazakhstan Stock Exchange, the Astana International Exchange, the Republican Stock Exchange of Tashkent, and the Uzbek Republican Currency Exchange and is a member of the New York Stock Exchange and the Nasdaq Stock Exchange.

Freedom Holding Corp. is headquartered in Almaty, Kazakhstan, and has operations and subsidiaries in 19 countries, including Kazakhstan, the United States, Cyprus, Poland, Spain, Uzbekistan, and Azerbaijan, among others.

Freedom Holding Corp.'s common shares are registered with the United States Securities and Exchange Commission and are traded under the symbol FRHC on the Nasdaq Capital Market, operated by Nasdaq, Inc.

To learn more about Freedom Holding Corp., visit www.freedomholdingcorp.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains "forward-looking" statements, including with respect to Freedom Holding Corp.'s (the "Company") potential for future growth and success. All forward-looking statements are subject to uncertainty and changes in circumstances. In some cases, forward-looking statements can be identified by terminology such as "expect," "new," "plan," "seek," and "will," or the negative of such terms or other comparable terminology used in connection with any discussion of future plans, actions, and events. Forward-looking statements are not guarantees of future results or performance and involve risks, assumptions, and uncertainties that could cause actual events or results to differ materially from the events or results described in, or anticipated by, the forward-looking statements. Factors that could materially affect such forward-looking statements include certain economic, business, and regulatory risks and factors identified in the Company's periodic and current reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements.

Website Disclosure

Freedom Holding Corp. intends to use its website, https://ir.freedomholdingcorp.com, as a means for disclosing material non-public information and for complying with U.S. Securities and Exchange Commission Regulation FD and other disclosure obligations.

Financial Tables to Follow
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(All amounts in thousands of United States dollars, unless otherwise stated)

	December 31, 2023	March 31, 2023
ASSETS
Cash and cash equivalents	561,883	581,417
Restricted cash	384,553	445,528
Trading securities	3,680,453	2,412,556
Available-for-sale securities, at fair value	202,497	239,053
Margin lending, brokerage and other receivables, net	961,392	376,329
Loans issued	1,346,005	826,258
Fixed assets, net	78,099	54,017
Intangible assets, net	46,771	17,615
Goodwill	52,238	14,192
Right-of-use asset	34,180	30,345
Insurance contract assets	12,728	13,785
Other assets, net	88,244	73,463
TOTAL ASSETS	7,449,043	5,084,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
Securities repurchase agreement obligations	2,889,173	1,517,416
Customer liabilities	2,248,042	1,925,247
Margin lending and trade payables	145,804	122,900
Liabilities from insurance activity	242,179	182,502
Current income tax liability	27,711	4,547
Debt securities issued	266,310	60,025
Lease liability	34,614	30,320
Liability arising from continuing involvement	494,513	440,805
Other liabilities	61,447	30,060
TOTAL LIABILITIES	6,409,793	4,313,822

SHAREHOLDERS’ EQUITY
Preferred stock	-	-
Common stock	59	59
Additional paid in capital	167,465	164,162
Retained earnings	903,517	647,064
Accumulated other comprehensive loss	(34,845)	(34,000)

TOTAL FRHC SHAREHOLDERS' EQUITY	1,036,196	777,285

Noncontrolling interest	3,054	(6,549)

TOTAL SHAREHOLDERS’ EQUITY	1,039,250	770,736

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	7,449,043	5,084,558

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND STATEMENTS OF OTHER
COMPREHENSIVE INCOME (Unaudited)
(All amounts in thousands of United States dollars, unless otherwise stated)

	Three months ended December 31		Nine months ended December 31
	2023	2022	2023	2022
Revenue:
Fee and commission income	120,159	80,883	330,565	253,486
Net (loss)/gain on financial instruments through profit and loss	(5,089)	25,456	77,498	38,894
Interest income	226,445	80,255	588,857	187,817
Insurance underwriting income	79,017	28,557	181,882	78,998
Net gain on foreign exchange operations	38,825	20,866	54,430	30,014
Net loss on derivative	(42,568)	(21,469)	(71,795)	(22,523)
Other income/ (expense)	1,845	(570)	8,988	(79)

TOTAL REVENUE, NET	418,634	213,978	1,170,425	566,607

Expense:
Fee and commission expense	42,818	18,314	103,116	60,068
Interest expense	131,223	52,037	365,650	132,971

Insurance claims incurred, net of reinsurance	40,989	17,419	96,491	51,586
Payroll and bonuses	45,083	21,610	116,711	55,252
Professional services	6,217	5,901	24,793	14,174
Stock compensation expense	1,039	2,939	3,303	6,519
Advertising expense	11,066	3,730	27,805	9,479
General and administrative expense	32,106	16,428	86,211	40,943
(Recovery)/Allowance for expected credit losses	(3,526)	24,140	15,462	30,294

TOTAL EXPENSE	307,015	162,518	839,542	401,286

INCOME BEFORE INCOME TAX	111,619	51,460	330,883	165,321

Income tax expense	(15,544)	(5,069)	(51,408)	(26,567)

INCOME FROM CONTINUING OPERATIONS	96,075	46,391	279,475	138,754

INCOME BEFORE INCOME TAX EXPENSE OF DISCONTINUED OPERATION	-	13,667	-	14,467

Income tax benefit/(expense) of discontinued operations	-	2,342	-	(4,538)

INCOME FROM DISCONTINUED OPERATIONS	-	16,009	-	9,929

NET INCOME	96,075	62,400	279,475	148,683

Less: Net loss attributable to noncontrolling interest in subsidiary	(293)	(464)	(842)	(1,508)

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	96,368	62,864	280,317	150,191

OTHER COMPREHENSIVE INCOME
Change in unrealized gain/(loss) on investments available-for-sale, net of tax effect	1,486	(54)	5,893	2,309
Reclassification adjustment for net realized (loss)/gain on available-for-sale investments disposed of in the period, net of tax effect	(1,881)	320	(3,145)	197
Foreign currency translation adjustments	28,100	(5,611)	(3,593)	(301)
OTHER COMPREHENSIVE INCOME/(LOSS)	27,705	(5,345)	(845)	2,205

COMPREHENSIVE INCOME BEFORE NONCONTROLLING INTERESTS	123,780	57,055	278,630	150,888

Less: Comprehensive loss attributable to noncontrolling interest in subsidiary	(293)	(464)	(842)	(1,508)

COMPREHENSIVE INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	124,073	57,519	279,472	152,396

EARNINGS PER COMMON SHARE (In U.S. dollars):
Earnings from continuing operations per common share - basic (Restated)	1.65	0.79	4.79	2.37
Earnings from continuing operations per common share - diluted (Restated)	1.63	0.78	4.73	2.33

Earnings/(loss) from discontinued operations per common share - basic	-	0.27	-	0.17
Earnings/(loss) from discontinued operations per common share - diluted	-	0.27	-	0.17

Earnings per common share - basic (Restated)	1.65	1.06	4.79	2.54
Earnings per common share - diluted (Restated)	1.63	1.05	4.73	2.50

Weighted average number of shares (basic)	58,578,691	58,678,730	58,557,577	58,642,637
Weighted average number of shares (diluted)	59,289,256	59,522,701	59,287,086	59,527,743